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                                                                   Exhibit 99.03

                                     FORM OF

                                LOCK-UP AGREEMENT

     This Lock-Up Agreement (the "AGREEMENT") is made and entered into this ___ day of ____________, 2004, by and between NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (the "PARTNERSHIP"), and each of the executive officers of NTS Realty Capital, Inc., a Delaware corporation and a general partner of the Partnership, that are listed on the attached SCHEDULE A (each a "UNITHOLDER" and, collectively, the "UNITHOLDERS"), under the following circumstances:

     A. The Unitholders currently own limited partnership interests or membership interests in one more of NTS-Properties III, NTS-Properties IV, NTS-Properties V, a Maryland limited partnership, NTS-Properties VI, a Maryland limited partnership and NTS-Properties VII, Ltd. (collectively, the "PREDECESSOR PARTNERSHIPS") and ORIG LLC ("ORIG").

     B. On December 12, 2001, a putative class of current and former owners of interests in the Predecessor Partnerships (the "CLASS") filed a lawsuit captioned BUCHANAN, ET AL. V. NTS-PROPERTIES ASSOCIATES, ET AL., Case No. C 01-05090, in the Superior Court of the State of California (the "LITIGATION"). The Class's claims arise out of alleged acts, errors, omissions and practices in connection with the operation and management of the Predecessor Partnerships. Certain of the Unitholders or affiliates of the Unitholders are included as defendants in the Litigation.

     C. The Class entered into that certain Stipulation and Agreement of Settlement dated December 5, 2003 (the "LITIGATION SETTLEMENT"), in connection with the Litigation.

     D. Pursuant to the terms of the Litigation Settlement, and in connection with either or both of: (i) the Agreement and the Plan of Merger dated February 3, 2004, among the Partnership and the Predecessor Partnerships (the "MERGER AGREEMENT"), or (ii) the Contribution Agreement dated February 3, 2004, between the Partnership and ORIG (the "CONTRIBUTION AGREEMENT"), each Unitholder will receive units in the Partnership (the "UNITS").

     E. As part of the consideration provided to the Class for entering into the Litigation Settlement, each Unitholder has agreed that the Units will be subject to certain restrictions as set forth below.

     NOW THEREFORE, in consideration of the issuance by the Partnership of the Units to the Unitholder and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Unitholder hereby agrees as follows:

     1. The Unitholder hereby agrees that for a period ending on the earlier of: (i) the date which is two years after the Closing Date (as defined in the Merger Agreement and the Contribution Agreement) or (ii) the date on which Class's special membership interest in ORIG is terminated as provided in Section 2.6(a) of the Litigation Settlement (the "LOCK-UP PERIOD"),

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the Unitholder will not directly or indirectly: (i) issue, offer, agree to offer to sell, sell, grant an option for the purchase or sale of, transfer, assign, hypothecate, distribute or otherwise encumber or dispose of any Units (whether pursuant to Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended, or otherwise) or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Units. Notwithstanding the foregoing, if applicable to the Unitholder, this PARAGRAPH 1 shall not prohibit:
(a) a bona fide gift or gifts of all or a portion of the Units, provided that the Unitholder provides written notice of such gifts to the Partnership and the donee or donees thereof agree in writing to be bound by the terms and conditions of this Agreement; (b) transfers upon the death of the Unitholder to his executors, administrators, testamentary trustees, legatees or beneficiaries and
(c) transfers made by the Unitholder to a trust or custodianship, the beneficiaries of which include the Unitholder, his spouse or descendants (biological or adoptive); provided that the transferee or transferees agree in writing to be bound by the terms and conditions of this Agreement. In furtherance of the foregoing, the Partnership and its transfer agent are hereby authorized to decline to make any transfer of the Units if such transfer would, or could be reasonably expected to, constitute a violation or breach of this Agreement.

     2. The Unitholder hereby represents and warrants that he, she or it has full capacity to enter into this Agreement and that, upon request, the Unitholder will execute and deliver any additional documents reasonably necessary in connection with the enforcement hereof. Any obligations of the Unitholder shall be binding upon the heirs, personal representatives, successors and assigns of the Unitholder.

     3. The Unitholder hereby consents to the placing of legends or stop-transfer orders with the transfer agent of the Partnership with respect to any of the Units registered in the name of the Unitholder or beneficially owned by the Unitholder.

     4. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby, shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail, return receipt requested, four (4) business days after the aforesaid mailing;
(c) if delivered by overnight courier (with all charges having been prepaid), on the second business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this PARAGRAPH 4), or the refusal to accept same, the notice shall be deemed received on the business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

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If to the Unitholder:

     At the address set forth on the signature page to this Agreement.

If to the Partnership:

     NTS Realty Holdings Limited Partnership
     10172 Linn Station Road
     Louisville, Kentucky 40223
     Attention:  Brian F. Lavin
     Facsimile: (502) 426-4994

With a copy to:

     Shefsky & Froelich Ltd.
     444 North Michigan Avenue
     Suite 2500
     Chicago, Illinois 60611
     Attention: Michael J. Choate, Esq.
     Facsimile: (312) 527-5921

     Or to such other address as a party may have furnished to the other parties in writing in accordance herewith. Any notice consent, direction, approval, instruction, request or other communication given in accordance with this PARAGRAPH 4 shall be effective after it is received by the intended recipient.

     5. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law that would defer to the substantive laws of another jurisdiction).

     6. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                 PARTNERSHIP:

                                 NTS REALTY HOLDINGS  LIMITED
                                 PARTNERSHIP, a Delaware limited partnership


                                 By:
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                                 Its:
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                                 UNITHOLDER:


                                 -------------------------------

                                 By:
                                      ------------------------------------------
                                 Address:
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                                          --------------------------------------
                                           Facsimile:
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                                   SCHEDULE A

J.D. Nichols
Brian F. Lavin
Gregory A. Wells

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